SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2004

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
SIGNATURES

ITEM 8.01 OTHER EVENTS.

We announced on December 2, 2004 that, through our affiliate, we have agreed to purchase all of the interest held by the Peabody Group in G. Acción S.A. de C.V. The agreement calls for a purchase price of US$0.85 per share for total consideration of approximately US$44.6 million and is subject to certain conditions, which are waivable by us. The per-share price is based on the estimated net asset value of G. Acción.

Since the interest in G. Acción that we intend to purchase exceeds certain thresholds provided in Mexican regulations, we, together with Kimco Realty Corporation and certain of G. Acción’s management team, through their respective affiliates, plan to carry out a tender offer for the remaining public shares and are requesting authorization from the Comisión Nacional Bancaria y de Valores to do so. Subject to certain conditions and the receipt of necessary authorizations, we expect the tender offer to be completed in the first quarter of 2005. Upon successful completion of the tender, the tender offerors, together with certain other shareholders of G. Acción, intend to request the cancellation of the registry of the shares of G. Acción from the Mexican Securities Registry and the delisting of G. Acción from the Bolsa Mexicana de Valores, S.A. de C.V., the Mexican stock exchange.

G. Acción’s core business provides management and development services for more than eight million square feet of industrial, office, retail and residential properties in Mexico. Additionally, the company has a 50% ownership interest in Cushman & Wakefield de México GCI, S. de R.L. de C.V. and Central Parking System Mexico S.A. de C.V.

G. Acción has built its business through sector-specific strategic alliances with industry leaders such as us for industrial properties, Kimco Realty Corporation for retail centers and Madrid-based Grupo Lar for residential development.

G. Acción’s management team, we and Kimco intend to join G. Acción’s chairman Pablo Escandón Cusi as owners of the recapitalized company. Immediately following completion of the tender offer and other related transactions, shares in G. Acción are expected to be held approximately 41% by us, 27% by Sr. Escandón, 20% by Kimco and 12% by G. Acción’s management team. These approximate ownership percentages assume that all shares in the public float are tendered.

The securities discussed herein have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This report does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as those related to the anticipated completion of a tender offer, cancellation of the registry of G. Acción’s shares, the delisting of G. Acción, the ownership structure of G.

Acción when recapitalized, expected investments in other entities, shareholdings and future development capacity. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report for the year ended December 31, 2003 in Amendment No. 2 on Form 10-K/A.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: December 6, 2004	By: /s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary